SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report:  November 11, 2009

BORGWARNER INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12162 (Commission File No.)	13-3404508 (IRS Employer Identification No.)

3850 Hamlin Road, Auburn Hills, Michigan 48326
(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code:  (248) 754-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)            On November 11, 2009, the Board of Directors of the Company amended the form of Change of Control Employment Agreement (the “Agreement”) to be entered into with selected Executives during 2009 and for the future.  The amendment removes the gross-up of excise taxes, provides mechanisms for a reduction of payments to an Executive if the reduction would result in the Executive’s receipt of greater net after tax payments, and provides a mechanism for valuation of the Executive’s non-competition obligations.  A copy of the amended Agreement is attached hereto as Exhibit 99.1.

Item 8.01                      Other Events

On November 11, 2009, pursuant to the BorgWarner Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”), the Board of Directors of the Company approved the First Amendment to the Plan to (i) give discretion to the Committee designated in the Plan to extend the time for exercise of Stock Options within the original life of the option; (ii) clarify that Tandem Stock Appreciation Rights shall be exercisable to the extent that the Stock Options to which they relate are exercisable including any extensions, and (iii) to allow the Company to determine the manner in which withholding obligations relating to an award shall be satisfied.  The amendment is attached hereto as Exhibit 99.2.

On November 10, 2009, the Compensation Committee of the Board of Directors of the Company amended Section 12 (and if not called Section 12, the corresponding withholding provision thereof) of every Restricted Stock Agreement granted by the Company to employees on or after February 6, 2008 under the BorgWarner Inc. Amended and Restated 2004 Stock Incentive Plan, relating to withholding for taxes.  The amendment is attached hereto as Exhibit 99.3.

The Company’s declaratory judgment action pending in the United States District Court Southern District of Indiana (Indianapolis Division) was dismissed by the Court on November 9, 2009. A mirror-image action in the United States District Court, Eastern District of Michigan (Southern Division) is continuing.

EXHIBIT INDEX

Exhibit Number	Description
99.1	Amended Change of Control Agreement
99.2	First Amendment to the BorgWarner Inc. Amended and Restated 2004 Stock Incentive Plan (as amended and restated effective April 29, 2009)
99.3	First Amendment to Restricted Stock Agreements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORGWARNER INC.

Dated: November 13, 2009	By:	/s/ John J. Gasparovic
Name: John J. Gasparovic
Its: Secretary